SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

         INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               Denny's Corporation
                   (formerly Advantica Restaurant Group, Inc.)
                   -------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    24869P104
                                 --------------
                                 (CUSIP Number)

                                 August 22, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c) (Rule 13d-2(b)
     [ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24869P104                   13G
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    1     NAME OF REPORTING PERSON                                Aspen Partners
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

--------------------------------------------------------------------------------
    3     SEC USE ONLY

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    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       1,720,660
          REPORTING              -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       1,720,660
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,720,660

--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.27%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

CUSIP No. 24869P104                   13G
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                             Aspen Capital LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       1,720,660
          REPORTING              -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       1,720,660
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,720,660

--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.27%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          00
--------------------------------------------------------------------------------

CUSIP No. 24869P104                   13G
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                            Aspen Advisors LLC
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

--------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       1,939,700
          REPORTING              -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       1,939,700
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,939,700

--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.81%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          00
--------------------------------------------------------------------------------

CUSIP No. 24869P104                   13G
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON                                   Nikos Hecht
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [ ] (a)
          [x] (b)

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen

--------------------------------------------------------------------------------
          NUMBER OF              5     SOLE VOTING POWER
           SHARES                      0
        BENEFICIALLY             -----------------------------------------------
          OWNED BY               6     SHARED VOTING POWER
            EACH                       1,939,700
          REPORTING              -----------------------------------------------
           PERSON                7     SOLE DISPOSITIVE POWER
            WITH                       0
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       1,939,700
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,939,700

--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.81%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer.

                  Denny's Corporation (formerly Advantica Restaurant Group Inc.)

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  203 East Main Street, Spartansburg, SC  29319-9966

Item 2(a).        Name of Person Filing.

                  1. Aspen Partners, a series of Aspen Capital Partners, LP (the "Partnership")

                  2. Aspen Capital LLC, its General Partner (the "General Partner")

                  3. Aspen Advisors LLC, investment adviser to Aspen Partners & others, including two managed accounts holding securities of the issuer (the "Adviser")

                  4. Nikos Hecht, Managing Member of the General Partner and the Adviser

Item 2(b).        Address of Principal Business Office or, if None, Residence.
                  c/o Aspen Advisors LLC
                  152 W. 57th Street, 46th Floor, New York, NY 10019

Item 2(c).        Citizenship.

                  The Partnership, General Partner and Adviser: Delaware Nikos Hecht: U.S. citizen

Item 2(d).        Title of Class of Securities.

                  Common Stock

Item 2(e).        CUSIP Number.

                  24869P104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                      Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                      Act.

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

Item 4.           Ownership.

                  The Partnership directly owns 1,720,660 shares of the common stock of the Issuer (the "Common Stock"). The General Partner, is deemed to beneficially own 1,720,660 shares of the Common Stock, and the Adviser and Nikos Hecht are each deemed to beneficially own 1,939,700 shares of the Common Stock. There are 40,290,160 shares of the Common Stock outstanding. Thus, the Partnership's ownership percentage of the Common Stock is 4.27%. The General Partner is deemed to beneficially own a 4.27% interest in the Com mon Stock, and the Adviser and Nikos Hecht are each deemed to own an 4.81% interest in the Common Stock. The Partnership, the General Partner, the Adviser and Nikos Hecht each share the power to vote and the power to dispose of 1,720,660 shares of the Common Stock directly held by the Part nership. The Adviser and Nikos Hecht share the power to vote and the power to dispose of an additional 219,040 shares of Common Stock. Thus, the Advisor and Nikos Hecht share the power to vote and power to dispose of 1,939,700 shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following.   [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  August 26, 2003

                                         ASPEN PARTNERS
                                         By: Aspen Capital LLC, General Partner


                                         By:      /s/ Nikos Hecht
                                             ----------------------------------
                                                  Nikos Hecht
                                                  Title:  Managing Member


                                         ASPEN CAPITAL LLC


                                         By:      /s/ Nikos Hecht
                                             ----------------------------------
                                                  Nikos Hecht
                                                  Title:  Managing Member



                                         ASPEN ADVISORS LLC


                                         By:      /s/ Nikos Hecht
                                             ----------------------------------
                                                  Nikos Hecht
                                                  Title:  Managing Member

                                         NIKOS HECHT


                                         By:      /s/ Nikos Hecht
                                            ----------------------------------
                                                  Nikos Hecht